Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Third Quarter Results of Operations.
Naperville, IL, November 5, 2010.  Chicago Rivet & Machine Co. (NYSE Amex, symbol: CVR) today announced results for the third quarter of 2010 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three and Nine Months Ended September 30

	Third Quarter		First Nine Months
	2010	2009	2010	2009

Net sales	$ 6,950,274	$ 5,490,147	$21,650,200	$14,929,260

Income (loss) before income taxes	154,993	(370,814)	815,922	(1,993,132)

Net income (loss)	105,993	(246,814)	559,922	(1,310,132)

Net income (loss) per share	.11	(.26)	.58	(1.36)

Average shares outstanding	966,132	966,132	966,132	966,132

(All figures subject to year-end audit)

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500